Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:	Dick Hobbs (414) 347-3836
Sensient Technologies Corporation
Reports Earnings for the Quarter Ended June 30, 2009
Second Quarter EPS Reaches 53 cents
Consolidated Operating Margins Increase to 14.2%
First Half Cash Flow Increases 44%
     MILWAUKEE—July 20, 2009—Sensient Technologies Corporation (NYSE: SXT) reported that diluted earnings per share for the three months ended June 30, 2009, reached 53 cents. Diluted earnings per share for the prior year’s comparable period were also 53 cents. Second quarter earnings, as stated in local currency, would be approximately 6 cents per share higher than second quarter 2008 reported earnings.
     Consolidated revenue for the second quarter of 2009 was $304.0 million compared to $332.8 million in the second quarter of 2008. Foreign currency translation reduced second quarter revenues by approximately 8%. On a local currency basis, consolidated quarterly revenue was comparable to the prior year.
     Diluted earnings per share for the six months ended June 30, 2009, were up 2.1% to 98 cents compared to 96 cents in last year’s first half. Revenue for the first six months of this year was $586.8 million, compared to $640.2 million in the first half of 2008. Foreign currency translation decreased revenues in the year-to-date period by approximately 9%. As reported in local currency, revenue for the first six months of the year was comparable to the prior year.
     Cash provided by operating activities in the second quarter rose sharply to $37.9 million, compared to $28.8 million in the prior year’s comparable period. For the six months ended
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Sensient Technologies Corporation	Page 2
Earnings Release — Second Quarter Ended June 30, 2009
July 20, 2008
June 30, 2009, cash provided by operating activities was $55.4 million, an increase of 44.1% over the prior year’s first half. Total debt at June 30, 2009, was $464.9 million, a reduction of $15.0 million since the beginning of the year and $44.6 million in the last twelve months.
     “The strategy of reducing debt and investing in our business has allowed the Company to maintain earnings despite a challenging economic environment,” said Kenneth P. Manning, Chairman and CEO of Sensient Technologies Corporation. “We expect to deliver higher earnings this year and in the future.”
BUSINESS REVIEW
     The Flavors & Fragrances Group reported revenue for the second quarter of 2009 of $197.6 million compared to second quarter 2008 revenue of $211.5 million. Group operating profit increased 1.6%, to a record level of $34.2 million. Revenue for the first six months of 2009 was $382.1 million and operating income was $64.2 million. In the second quarter, unfavorable foreign currency comparisons reduced Flavors & Fragrances Group revenue and operating income by approximately 8% and 7%, respectively. On a local currency basis, quarterly revenue for the Group was up 1% as a result of solid revenue increases in North America. Local currency operating income increased approximately 8% as price increases offset higher raw material costs. Group operating margins improved 140 basis points in comparison to the prior year.
     The Color Group reported second quarter revenue of $93.7 million in comparison to $107.3 million in last year’s second quarter. Operating income for the quarter was $15.0 million compared to prior year operating income of $19.3 million. Revenue for the first six months of 2009 was $180.8 million and operating income was $28.7 million. Unfavorable foreign currency comparisons reduced second quarter Color Group revenue and operating income by approximately 10%. As stated in local currency, the Color Group’s second quarter revenue and operating income were down approximately 3% and 12%, respectively.
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Sensient Technologies Corporation	Page 3
Earnings Release — Second Quarter Ended June 30, 2009
July 20, 2008
Local currency sales and profits from the Group’s non-food colors were lower in the quarter. Sales of food and beverage colors, as stated in local currency, were up approximately 3%, but profits within this product line were reduced by higher raw material costs. The impact of higher raw material costs is expected to subside over the remainder of the year, resulting in improved Color Group margins.
2009 OUTLOOK
Sensient continues to expect 2009 diluted earnings per share to be within a range of $1.90 and $1.95.
CONFERENCE CALL
     The company will host a conference call to discuss its 2009 second quarter financial results at 10:00 a.m. CDT on Monday, July 20, 2009. To make a reservation for the conference call, please contact InterCall Teleconferencing at (706) 645-6973 and refer to the Sensient Technologies Corporation conference call.
     A replay will be available beginning at 1:00 p.m. CDT on July 20, 2009, through midnight on July 27, 2009, by calling (706) 645-9291 and referring to conference identification number 19458617. A transcript of the call will also be posted on the company’s web site at www.sensient-tech.com after the call concludes.
     This release contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) that reflect management’s current assumptions and estimates of future economic circumstances, industry conditions, company performance and financial results. A variety of factors could cause the company’s actual results and experience to differ materially from the anticipated results, including, but not limited to the factors noted in this press release and in the Management’s Discussion and Analysis in our most recently filed annual report on Form 10-K for the year ended December 31, 2008, and quarterly report on Form 10-Q for the quarter ended March 31, 2009. The forward-looking statements in this press release speak only as to the date of this release. Sensient Technologies Corporation expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations upon which such statements are based.
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Sensient Technologies Corporation	Page 4
Earnings Release — Second Quarter Ended June 30, 2009
July 20, 2008
ABOUT SENSIENT TECHNOLOGIES
     Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances. Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty chemicals. The company’s customers include major international manufacturers representing some of the world’s best-known brands. Sensient is headquartered in Milwaukee, Wisconsin.
     www.sensient-tech.com
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Sensient Technologies Corporation (In thousands, except percentages and per share amounts)	Page 5
Consolidated Statements of Earnings

	Three Months Ended June 30,			Six Months Ended June 30,
	2009	2008	% Change	2009	2008	% Change

Revenue	$303,959	$332,795	-8.7%	$586,783	$640,214	-8.3%

Cost of products sold	209,269	231,073	-9.4%	405,563	442,850	-8.4%
Selling and administrative expenses	51,433	56,869	-9.6%	99,579	112,878	-11.8%

Operating income	43,257	44,853	-3.6%	81,641	84,486	-3.4%
Interest expense	5,650	8,480		12,896	17,058

Earnings before income taxes	37,607	36,373	3.4%	68,745	67,428	2.0%
Income taxes	11,788	10,913		21,319	21,291

Net earnings	$25,819	$25,460	1.4%	$47,426	$46,137	2.8%

Earnings per common share:
Basic	$0.53	$0.54	-1.9%	$0.98	$0.97	1.0%

Diluted	$0.53	$0.53	0.0%	$0.98	$0.96	2.1%

Average common shares outstanding:
Basic	48,301	47,569	1.5%	48,223	47,434	1.7%

Diluted	48,554	48,166	0.8%	48,453	47,986	1.0%

Results by Segment

	Three Months Ended June 30,			Six Months Ended June 30,
Revenue	2009	2008	% Change	2009	2008	% Change

Flavors & Fragrances	$197,555	$211,478	-6.6%	$382,103	$404,718	-5.6%
Color	93,724	107,341	-12.7%	180,814	210,112	-13.9%
Corporate & Other	21,217	23,630	-10.2%	39,888	44,584	-10.5%
Intersegment elimination	(8,537)	(9,654)	-11.6%	(16,022)	(19,200)	-16.6%

Consolidated	$303,959	$332,795	-8.7%	$586,783	$640,214	-8.3%

Operating Income

Flavors & Fragrances	$34,249	$33,700	1.6%	$64,206	$62,516	2.7%
Color	15,001	19,288	-22.2%	28,732	37,793	-24.0%
Corporate & Other	(5,993)	(8,135)	-26.3%	(11,297)	(15,823)	-28.6%

Consolidated	$43,257	$44,853	-3.6%	$81,641	$84,486	-3.4%

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Sensient Technologies Corporation (In thousands, except per share amounts)	Page 6
Consolidated Condensed Balance Sheets

June 30,	2009	2008
Current assets	$644,633	$668,799
Goodwill and intangibles (net)	463,247	508,326
Property, plant and equipment (net)	407,413	432,750
Other assets	39,030	43,800

Total Assets	$1,554,323	$1,653,675

Current liabilities	$185,373	$231,553
Long-term debt	427,231	458,381
Accrued employee and retiree benefits	39,385	46,493
Other liabilities	28,887	29,504
Shareholders’ equity	873,447	887,744

Total Liabilities and Shareholders’ Equity	$1,554,323	$1,653,675

Consolidated Statements of Cash Flows

Six Months Ended June 30,	2009	2008

Net cash provided by operating activities	$55,445	$38,486

Cash flows from investing activities:
Acquisition of property, plant and equipment	(19,602)	(22,876)
Proceeds from sale of assets	4	25
Other investing activity	(366)	1,410

Net cash used in investing activities	(19,964)	(21,441)

Cash flows from financing activities:
Proceeds from additional borrowings	216,138	9,052
Debt payments	(228,695)	(21,562)
Dividends paid	(18,476)	(17,235)
Proceeds from options exercised and other	4,522	11,785

Net cash used in financing activities	(26,511)	(17,960)

Effect of exchange rate changes on cash and cash equivalents	(1,879)	673

Net increase (decrease) in cash and cash equivalents	7,091	(242)
Cash and cash equivalents at beginning of period	8,498	10,522

Cash and cash equivalents at end of period	$15,589	$10,280

Supplemental Information

Six Months Ended June 30,	2009	2008

Depreciation and amortization	$21,015	$22,784

Dividends per share	$0.38	$0.36